UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2009

ORBCOMM Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-33118	41-2118289
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2115 Linwood Avenue, Suite 100 Fort Lee, New Jersey	07024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 363-4900

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 28, 2009, ORBCOMM Inc. (“ORBCOMM”) and Space Exploration Technologies Corp. (“SpaceX”) entered into a Commercial Launch Services Agreement (the “Agreement”) pursuant to which SpaceX will provide launch services (the “Launch Services”) using multiple SpaceX Falcon 1e launch vehicles for the carriage into low-Earth-orbit of 18 ORBCOMM second-generation commercial communications satellites currently being constructed by Sierra Nevada Corporation. Under the Agreement, SpaceX will also provide to ORBCOMM satellite-to-launch vehicle integration and launch support services, as well as certain related optional services.

The Agreement anticipates that the Launch Services will be performed between the fourth quarter of 2010 and first quarter of 2014, subject to certain rights of ORBCOMM and SpaceX to reschedule any of the particular Launch Services as needed. The Agreement also provides ORBCOMM the option to procure, prior to each Launch Service, reflight launch services whereby in the event the applicable Launch Service results in a failure due to the SpaceX launch vehicle, SpaceX will provide comparable reflight launch services at no additional cost to ORBCOMM beyond the initial option price for such reflight launch services.

The total price under the Agreement (excluding any options or additional launch services) is $46.6 million, subject to certain adjustments. The amounts due under the Agreement are payable in periodic installments from the date of execution of the Agreement through the performance of each Launch Service. ORBCOMM may postpone and reschedule the Launch Services for any reason at its sole discretion, subject to the payment of certain fees following 12 months of delay for any particular Launch Services. ORBCOMM also has the right to terminate any of the Launch Services subject to the payment of a termination fee in an amount that would be based on the date ORBCOMM exercises its termination right.

A copy of ORBCOMM’s press release dated September 3, 2009 announcing the Agreement is filed as Exhibit 99.1 to this Form 8-K and is incorporated by reference into this Item 1.01.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of ORBCOMM dated September 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBCOMM Inc.

By	/s/ Christian Le Brun

	Name: Title:	Christian Le Brun Executive Vice President, General Counsel and Secretary

Date: September 3, 2009

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press Release of ORBCOMM dated September 3, 2009

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